SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the "Agreement") is made effective as of April _30_, 2001, by and between Origin Investment Group, Inc., a Maryland corporation, with its principal offices at 1620 26th Street, Third Floor, South Tower, Santa Monica, California 90404, hereinafter "Buyer", and Cromerica Technologies, LLC, a California limited liability company ("Seller").

                                    RECITALS

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of VivoCom, Inc. ("VivoCom"), a California corporation, with its principal place of business at 1196 South DeAnza Boulevard, San Jose, California 95129 for the consideration and on the terms set forth below in this Agreement. Seller and Buyer agree that Buyer will invest a minimum of three million two hundred fifty thousand dollars ($3,250,000) within Vivocom after purchasing Vivocom from Seller upon the terms and conditions set forth in this Agreement and the Investment and Conversion Agreement as defined herein.

                                    AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.1 DEFINITIONS - For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Acquired Company"-- VivoCom and all software, patents and other financial interests of or relating to VivoCom, including but not limited to the "Smart Internet Switch" or related technology developed pursuant to the "Aquarius Project", conducted and owned under the name of VivoCom.

"Applicable Contract"--any Contract (a) under which the Acquired Company has any rights, (b) under which the Acquired Company is or may become subject to any obligation or liability, or (c) by which the Acquired Company or any of the assets owned or used by it is or may become bound.

"Best Efforts"--the efforts that a commercially prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or material breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision and the defaulting party shall have failed to cure such breach within seven calendar days of receipt of written notice of such breach from the non-defaulting party.

"Buyer"--as defined in the first paragraph of this Agreement.

"Closing"--as defined in Section 2.3.

"Closing Date"--the date and time as of which the Closing actually takes place.

"Company"--Acquired Company.
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"Consent"--any approval, consent, ratification, waiver, or other authorization
(including any Governmental Authorization).

"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including but not limited to:

(a)  the sale of the Shares by Seller to Buyer;

(b)  the Employment Agreement with Nenad Krtolica

(c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d)  the Seller's General Release;

(e) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--as defined in Section 10.2.

"Disclosure Letter"--the disclosure letter to be delivered by Seller to Buyer on or before execution of this agreement.

"Employment Agreement"--as defined in Section 2.4(b)(iii).

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Acquired Company.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:
-------------------

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)  federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); and/or

(d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Intellectual Property Assets" --as defined in Section 3.12(a).

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter and an entity will be deemed to have "Knowledge" if the persons overseeing the day-to-day affairs of the entity are actually aware of such fact or other matter without inquiry.

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Material" - a matter is material if it would otherwise have a significant impact on the determination of the matter.

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

"Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Related Person"--with respect to a particular individual:

(a)  each other member of such individual's Family;

(b) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest, and

(c) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)  any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)  any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)  any Related Person of any individual described in clause (b) or (c).

For purposes of this definition:

(a)  the "Family" of an individual includes:

(i)  the individual;

(ii) the individual's spouse and former spouses;

(iii)any other natural person who is related to the individual or the individual's spouse within the second degree; and

(iv) any  other  natural  person  who  resides  with  such  individual,  and (b)
     "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

"Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Seller"--as defined in the first paragraph of this Agreement.

"Seller's General Release"--as defined in Section 2.4.
--------------------------

"Shares"--as defined in the Recitals of this Agreement.

"Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.       SALE AND TRANSFER OF SHARES; CLOSING.

2.1 SHARES - Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer to Buyer, and Buyer will purchase from
Seller: an aggregate of 3,000 shares of Common Stock of VivoCom, representing one hundred percent (100%) of the total outstanding Shares of VivoCom, hereinafter "Acquired Company Shares".

2.2 PURCHASE PRICE - The purchase price (the "Purchase Price") for the Acquired Company Shares will be paid as follows:

(a) Two million (2,000,000) shares of common stock (hereinafter "Common Stock"), subject to adjustment as defined in Section 2.5 herein; and

(b) One million (1,000,000) shares of Series B Convertible Preferred Stock (hereinafter "Preferred Stock"). Each individual share of Preferred Stock is convertible into eighteen shares of common stock of Buyer, provided certain conversion events occur, as described more fully within the Investment and Conversion Agreement and the Certificate of Designation (as defined herein). A form of the Certificate of Designation setting forth the rights, preferences and limitations of the Preferred Stock is attached and incorporated herein by reference as Exhibit 2.2(B).

2.3 CLOSING - The purchase and sale (the "Closing") provided for in this Agreement shall take place at the offices of VivoCom on Monday, May 7, 2001 at 12:00 P.M. Pacific Standard Time or such other time and place as Buyer and Seller shall mutually agree.

Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and at the time determined above will not result in the termination of this Agreement and will not relieve any party(ies) of any obligation(s) under this Agreement.

2.4      CLOSING OBLIGATIONS - At the Closing:

(a) Seller and Buyer shall concurrently execute the Investment and Conversion Agreement, which is made part of and incorporated within this Agreement as
Exhibit 2.4(A) (the "Investment and Conversion Agreement"); and

(b)  Seller will deliver to Buyer:

(i) certificates representing one hundred percent (100%) of the Acquired Company's Shares, duly endorsed (or accompanied by duly executed stock powers of attorney signed before a notary public;

(ii) a general release in the form of Exhibit 2.4(B)(ii) executed by Seller (the "Seller's General Release");

(iii)an employment agreement in the form of Exhibit 2.4(b)(iii), executed by Nenad Krtolica (the "Employment Agreement");

(c)  Buyer will deliver to Seller:

(i) Buyer shall deliver certificates representing whole shares of Buyer's common stock and Preferred Stock, representing the consideration for the Acquired Company Shares. Seller may deliver to Buyer, a list of the names, addresses, telephone numbers and denominations of such certificates, provided that the total of such certificates shall not exceed the number of shares of Common Stock and Preferred Stock to be issued pursuant to Paragraph 2.2 above;

(ii) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(iii)    the Employment Agreement, executed by Buyer;

(iv) cash payment in the amount of $250,000, delivered to Seller, or via wire transfer to accounts previously designated by Seller and such cash payment shall not constitute an investment in Vivocom by Buyer for purposes of the Investment and Conversion Agreement.

(v) verification that Buyer has deposited Two Hundred Fifty Thousand Dollars ($250,000.00) into VivoCom's business bank account, which constitutes Buyer's initial investment obligation as described more fully in the Investment and Conversion Agreement.

(vi) Buyer shall deliver cash and/or warrant certificates ("Finder's Fee") to Martin, Wolf & Associates ("Martin Wolf") as part of Seller's obligation to pay Martin Wolf a certain finder's fee with respect to introducing Buyer to Company, as more fully described in Exhibit 2.4(C)(vi) herein.

2.5 ADJUSTMENT AMOUNT - The Adjustment Amount, which shall constitute a certain number of shares of common stock of Buyer, shall be determined by dividing Two Hundred Fifty Thousand Dollars ($250,000.00) by the closing bid price of Buyer's shares of common stock on the date of Closing, as quoted on Bloomberg LP (the "Bid Price"). The number of shares of common stock that Buyer receives pursuant to Section 2.2(a) shall be reduced by the Adjustment Amount.

3. REPRESENTATIONS AND WARRANTIES OF SELLER - Seller represents and warrants to Buyer that to the best of Seller's Knowledge as follows:

3.1      ORGANIZATION AND GOOD STANDING

(a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of California, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

(b) Seller has delivered to Buyer copies of the Organizational Documents of the Acquired Company, as currently in effect.

3.2      AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the ancillary agreements related to this Agreement may be limited by applicable federal or state securities laws. Upon the execution and delivery by Seller of the Certificates representing the Acquired Company Shares and the Seller's General Release (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the ancillary agreements related to this Agreement may be limited by applicable federal or state securities laws. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents.

(b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Company, or (B) any resolution adopted by the board of directors or the stockholders of the Acquired Company;

(ii) to the Knowledge of the Seller, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Acquired Company or Seller, or any of the assets owned or used by the Acquired Company, may be subject;

(iii) to the Knowledge of the Seller, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, the Acquired Company;

(iv)     [INTENTIONALLY OMITTED.]

(v) to the Knowledge of Seller, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

(vi) to the Knowledge of Seller, result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets owned or used by the Acquired Company.

except in the cases of clauses (i) through (vi), where such violation, conflict, breach, default or encumbrance would not have a material adverse effect on Seller.

Except as set forth in Part 3.2 of the Disclosure Letter, to the knowledge of Seller, neither Seller nor the Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated. Transaction, except in the case where the failure to obtain such consent would not have a material adverse effect on Seller.

3.3 CAPITALIZATION - The total issued and outstanding equity securities of the Acquired Company consist of: (a) 3,000 shares of common stock, no par value of VivoCom. Seller is and will be on the Closing Date the record and beneficial owner and holder of the VivoCom Shares, free and clear of all Encumbrances. All of the outstanding equity securities of the Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Acquired Company. To the best of Seller's Knowledge, none of the outstanding equity securities or other securities of the Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Acquired Company) or any direct or indirect equity or ownership interest in any other business.

3.4 BOOKS AND RECORDS - In all material respects, the books of account, and stock record books of the Acquired Company, all of which have been made available to Buyer, are complete and correct. The minute books of the Acquired Company are accurate as to corporate action reflected therein. At the Closing, all of those books and records will be in the possession of the Acquired Company.

3.5 NO UNDISCLOSED LIABILITIES - In all material respects, except as set forth in Part 3.5 of the Disclosure Letter, to the Knowledge of Seller since its inception, the Acquired Company has no liabilities or obligations of any nature.

3.6 TAX MATTERS - For the purposes of this Agreement, "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto imposed by any tax authority including, without limitation, liability imposed pursuant to Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law) which may be imposed upon an entity as a transferee or successor.

         (i) To the best of Seller's Knowledge, VivoCom and any combined, consolidated, unitary or affiliated group of which VivoCom has been a member prior to the Closing Date have timely filed, or have had timely filed on their behalf, or will timely file or cause to be timely filed, all Tax returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax returns and amendments thereto are or will be true, complete and correct in all material respects. VivoCom has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes not yet due and payable.

         (ii) To the best of Seller's Knowledge, VivoCom has paid, or where payment is not yet due, has established, or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Closing Date.

         (iii) To the best of Seller's Knowledge, no audit is pending with respect to any Tax returns filed by, or Taxes due from, VivoCom. No deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against VivoCom. There are no material liens for Taxes upon the assets of VivoCom, except for statutory liens for current Taxes not yet due and those being contested in good faith.

         (iv) VivoCom was incorporated on August 7, 2000 and has, and has never had, an ownership interest in any other entity including, without limitation, a corporate subsidiary, general or limited partnership, or limited liability company.

3.7 NO MATERIAL ADVERSE CHANGE - There has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.8      LEGAL PROCEEDINGS; ORDERS

3.8 (a) Except as set forth in Part 3.8 of the Disclosure Letter, there is no pending Proceeding:

(i) that has been commenced by or against the Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired Company; or

(ii) to the Knowledge of Seller, (1) no such Proceeding has been Threatened, and
(2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.8 of the Disclosure Letter.

(b) Except as set forth in part 3.8 of the Disclosure Letter and to the Knowledge of Seller:

(i) there is no Order to which any of the Acquired Company, or any of the assets owned or used by the Acquired Company, is subject;

(ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Acquired Company; and

         (iii) no officer, director, agent, or employee of the Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Company.

3.9 ABSENCE OF CERTAIN CHANGES AND EVENTS - Except as set forth in Part 3.9 of the Disclosure Letter, since the date of inception, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

         (a) change in the Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b) amendment to the Organizational Documents of the Acquired Company;

         (c) except in the Ordinary Course of Business, payment or increase by the Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, employee or entry into any employment, severance, or similar Contract with any director, officer;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Acquired Company;

         (e) damage to or destruction or loss of any asset or property of the Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Company, taken as a whole;

         (f) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

     (g) cancellation or waiver of any claims or rights with a value to the Acquired Company in excess of $20,000.00;

     (h) agreement, whether oral or written, by the Acquired Company to do any of the foregoing.

3.10     CONTRACTS; NO DEFAULTS

         (a) Part 3.10 of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

         (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Acquired Company of an amount or value in excess of Five Thousand Dollars ($5,000.00);

         (ii) each other Applicable Contract (other than standard software licenses) with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

         (iii) each joint venture, partnership, and other Applicable Contract (however named, but excluding employee compensation arrangements) involving a sharing of profits, losses, costs, or liabilities by the Acquired Company with any other Person;

         (iv) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

         (v) each power of attorney that is currently effective and outstanding;

         (vi) each Applicable Contract to the Knowledge of Seller entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Acquired Company to be responsible for consequential damages;

          (vii)each Applicable Contract for capital expenditures in excess of Fifteen Thousand Dollars ($15,000.00);

          (viii) which amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)  Except as set forth in Part 3.10 of the Disclosure Letter and to the Knowledge of Seller:

     (i) neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Acquired Company; and

     (ii) no officer, director, agent, employee, consultant, or contractor of the Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Acquired Company, or (B) assign to the Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

3.11 EMPLOYEES - Part 3.11 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Company: name, job title, current compensation paid or payable and vacation accrued. Except as set forth on Part 3.11 of the Disclosure Letter, it is Buyer's and Seller's express understanding that the Acquired Company does not have and will not have any employees and notwithstanding the employment agreement with Nenad Krtolica, no employment agreements have been entered into between the Acquired Company and any affiliate of the Seller.

3.12     INTELLECTUAL PROPERTY

     (a) Intellectual Property Assets--The term "Intellectual Property Assets" shall mean: ----------------------------

     (i) the name VivoCom, Inc. and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

     (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

     (iii)all  copyrights  in  both  published  works  and   unpublished   works
          (collectively, "Copyrights");

     (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

(v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Acquired Company as licensee or licensor.

                  (b) Agreements--Part 3.12(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Company, of all Contracts relating to the Intellectual Property Assets to which the Acquired Company is a party or by which the Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than Five Thousand Dollars ($5,000.00) under which the Acquired Company is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreement. To the Knowledge of Seller and except as disclosed on Part 3.12(b) of the Disclosure Letter,

(i) the Acquired Company is the owner of all right, title, and interest in the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii) Except as set forth in Part 3.12(b) of the Disclosure Letter, all former and current employees of the Acquired Company have executed written Contracts with the Acquired Company that assign to the Acquired Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Acquired Company. No employee of the Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Acquired Company.

         (c) Patents

         (i) Part 3.13(c) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. To the best of Seller's knowledge, the Acquired Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

         (ii) To the best of Seller's Knowledge, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

         3.14 CERTAIN PAYMENTS - Except as disclosed in part 3.14 of the Disclosure Letter, since the Acquired Company's inception, to the Knowledge of Seller, no Acquired Company or director, officer, agent, or employee of the Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Company.

         3.15 DISCLOSURE

         (a) To the Knowledge of Seller, no representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to Seller that has specific application to Seller or the Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

(c) To the knowledge of Seller, Seller warrants that the Company owns, free and clear of any encumbrances from any third party or any affiliate of any Seller or an affiliate of the Company, the software known as "Vivocom Smart Internet Switch" and all associated documentation and the pending US patent application for the Smart Internet Switch. Seller agrees to transfer all rights and privileges of ownership in an "as is" condition.

         (d) Seller shall not be deemed to have made to Buyer any representations or warranties other than as expressly made by Seller in this Agreement, and in any of the agreements executed in connection herewith. Except as expressly set forth herein or in any other agreement executed in connection with this Agreement, Seller makes no representations or warranties to Buyer with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, future expenses or future results of operations, or any other information or documents financial or otherwise made available to Buyer with respect to the Company.

4. REPRESENTATIONS AND WARRANTIES OF BUYER - Buyer represents and warrants to Seller as follows:

4.1 ORGANIZATION AND GOOD STANDING - Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Buyer has delivered to Seller copies of the Organizational Documents of Buyer, as currently in effect.

4.2      AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the ancillary agreements related to this Agreements may be limited by applicable federal or state securities laws. Buyer's Closing Obligations, as defined in Paragraph 2.4(b)(i)-(iv), will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and
(iii) to the extent the indemnification provisions contained in the ancillary agreements related to this Agreements may be limited by applicable federal or state securities laws. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer's Closing Documents and to perform its obligations under this Agreement and Buyer's Closing Documents.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)      any provision of Buyer's Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject, including Buyer's Offering Circulars;

(iv)     any Contract to which Buyer is a party or by which Buyer may be bound.

except in the cases of clauses (i) through (iv), where such failure or delay would not have a material adverse effect.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. Buyer agrees to deliver Schedule 4.2 to Seller on or before May 6, 2001.

4.3 INVESTMENT INTENT - Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4 CERTAIN PROCEEDINGS - There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.5      CAPITAL STRUCTURE

(a) Upon filing of the Certificate of Designation, the authorized capital stock of Buyer will consist of those shares as set forth on Schedule 4.5.

(b) All outstanding shares of capital stock of Buyer are duly authorized, validly issued, fully paid and nonassessable, and the issuance of such securities were exempt from the registration requirements of applicable securities laws.

(c) Except as set forth in the attached Schedule 4.5, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or otherwise acquire from Buyer (or, to the best of Buyer's knowledge, from any other person or entity) any equity securities of Buyer is authorized or outstanding, and (ii) there are no additional commitments by Buyer to issue shares, subscription, warrants, options, convertible securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets.

(d) Except as provided for in the Certificate of Designation, this Agreement, or as set forth in the attached Schedule 4.5, Buyer has no obligation to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(e) To the best of Buyer's Knowledge, there are no voting trusts, proxies or shareholder agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights (statutory or contractual) or other restrictions on the transfer of any securities of Buyer (whether or not Buyer is a party thereto).

(f) Neither the issuance of the shares of Common Stock or the shares of Preferred Stock nor the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Shares") will result in any adjustment under the antidilution or exercise rights of any holders of any outstanding shares of capital stock, options, warrants or other rights to acquire any security of Buyer.

4.6 AUTHORIZATION OF STOCK - The shares of Common Stock and Preferred Stock have been duly authorized and, when issued, sold and delivered in accordance with this Agreement for the consideration expressed herein, will be validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges and encumbrances of any nature whatsoever except for restrictions on transfer under the Investment and Conversion Agreement and under applicable federal and state securities laws. The Conversion Shares have been duly reserved for issuance upon conversion of the shares of Preferred Stock and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable shares with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges and liability attaching to the ownership thereof and will be free and clear of all liens, charges and encumbrances of any nature whatsoever except for restrictions on transfer under the Investment and Conversion Agreement and under applicable federal and state securities laws. Neither the issuance, sale or delivery of the shares of Common Stock and Preferred Stock nor the issuance or delivery of the Conversion Shares is subject to any preemptive right of shareholders of Buyer, or to any right of first refusal or other right in favor of any Person.

4.7 MISREPRESENTATIONS AND OMISSIONS - None of the Buyer's filings with the Securities and Exchange Commission (the "SEC Filings") contain any material misstatement of facts or omit to state a material fact necessary to make the statements in the SEC Filings in light of circumstances in which they were made, not misleading as of the date of the SEC Filings and as of the date hereof.

5.       COVENANTS OF SELLER PRIOR TO CLOSING DATE

5.1 ACCESS AND INVESTIGATION - Subject to the confidentiality provisions of
Section 11.5 hereof and upon prior written notice to Seller, between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Acquired Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANY - Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company to:

(a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

(b) use its Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of certain officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

(c) confer with Buyer concerning operational matters of a material nature; and

(d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

5.3 REQUIRED APPROVALS - As promptly as practicable after the date of this Agreement, Seller will, and will cause the Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and
(b) cooperate with Buyer in obtaining all Consents identified in Schedule 4.2.

5.4 NOTIFICATION - Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.5 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS - Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to the Acquired Company by Seller or any Related Person of Seller to be paid in full prior to Closing.



5.6 NO NEGOTIATION - Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause the Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Acquired Company, or any of the capital stock of the Acquired Company, or any merger, consolidation, business combination, or similar transaction involving the Acquired Company.

5.7 BEST EFFORTS - Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1 APPROVALS OF GOVERNMENTAL BODIES - As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter and (iii) cooperate with Seller in all reasonable manner in connection with such due diligence as Seller deems necessary and appropriate in connection with Buyer, this Agreement, and the Contemplated Transactions; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2 BEST EFFORTS - Except as set forth to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.3 CERTIFICATE OF DESIGNATION - Buyer shall adopt and file with the Secretary of State of the State of Maryland on or before the Closing the Certificate of Designation (the "Certificate of Designation").

6.4 OPERATION OF THE BUSINESS OF BUYER - Between the date of this Agreement and the Closing Date:

     (a) Buyer will conduct its business only in the Ordinary Course of Business;

     (b) Buyer will use its Best Efforts to preserve intact the current business organization of Buyer, keep available the services of certain officers, employees, and agents of Buyer, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having a business relationship with Buyer;


     (c) Buyer will take or fail or take any action that would have material adverse effect on the business of Buyer taken as a whole;

     (d) Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any Breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in
          Section 8 impossible or unlikely.

     (e) Buyer will use its best efforts to cause the conditions in Section 8 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE - Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1      ACCURACY OF REPRESENTATIONS

(a) All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b) There has been no material adverse change in the business, operations or results of operations of the Acquired Company, other than as disclosed in this Agreement or in the Disclosure Letter.

7.2 SELLER'S PERFORMANCE - All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

7.3 NO PROCEEDINGS - Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.4 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS - There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.5 NO PROHIBITION- Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.6 BUYER'S DUE DILIGENCE - Buyer will commence its financial and legal due diligence investigation of the Acquired Company upon the signing of this Agreement and Buyer's satisfactory completion of a due diligence investigation relating to the business of the Acquired Company and Buyer's satisfaction is condition precedent to its obligations pursuant to the Contemplated Transactions.

8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE - Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS - -All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2 BUYER'S PERFORMANCE - All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

8.3 NO PROCEEDINGS - Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.4 NO PROHIBITION- Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

9.       TERMINATION

     9.1 TERMINATION EVENTS - This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

          (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in
               Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

          (b)  by mutual consent of Buyer and Seller;

          (c) automatically upon the inability of the parties to agree on the exhibits to this Agreement under Section 11.1; or

          (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before Saturday, June 30, 2001, or such later date as the parties may agree upon.

9.2 EFFECT OF TERMINATION - Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.5 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


10.      INDEMNIFICATION; REMEDIES

10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE - All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(B)(i), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation provided, either party shall promptly notify the other party of any Knowledge that such party obtains. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER- Seller will indemnify and hold harmless Buyer, the Acquired Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement, where any supplements to the Disclosure Letter are provided to Buyer within a reasonable time after Seller acquires actual Knowledge.

(b)      Seller of any covenant or obligation of  Seller in this Agreement;

The remedies provided in this Section 10.2 shall be the sole and exclusive remedies that may be available to Buyer or the other Indemnified Persons with respect to this Agreement. Any Damages shall be net of insurance proceeds or tax benefits.

10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER - Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments in connection with any of the Contemplated Transactions.

10.4 TIME LIMITATIONS - If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation including indemnification obligations to be performed and complied with prior to the Closing Date, unless on or before Monday July 30, 2001, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability for indemnification or otherwise with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before Monday, July 30, 2001, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

10.5 LIMITATIONS OF AMOUNT (SELLER) - Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a), clause (b) or clause (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds Three Hundred Thousand Dollars ($300,000.00) and then only for the amount by which such Damages exceed Three Hundred Thousand Dollars ($300,000) up to and limited to solely the market value of the Origin Shares received by Seller pursuant to this Agreement and where such market value is determined as of the date Buyer provides Seller with written notice of enforcing its indemnification rights available pursuant to Paragraph 10.2 hereinabove, but in no event shall the damages exceed an aggregate purchase price paid for the Acquired Company.

10.6 LIMITATIONS OF AMOUNT (BUYER) - Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000.00), and then only for the amount by which such Damages exceed Fifty Thousand Dollars ($50,000.00).

10.7     PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 10.2 and 10.3, of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 30 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.8 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS- A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.9 INVESTMENT AND CONVERSION AGREEMENT - Section 10 of this Agreement shall not apply to the Investment and Conversion Agreement.

11.      GENERAL PROVISIONS

11.1 EXHIBITS - This Agreement contemplates the attachment of exhibits as defined in Paragraph 2.4 hereinabove, and as otherwise referenced herein. As of the date hereof, the exhibits have not been agreed to by the parties. The parties agree to negotiate and finalize the exhibits as soon as practical after the date hereof. When an exhibit is agreed to, the parties shall initialize, date and attach the exhibit to the Agreement. If the parties cannot reach an agreement on one or more exhibits before Saturday, June 30, 2001, then any party may terminate this Agreement without any obligation or liability to the other party.

11.2 BROKERS OR FINDERS - Buyer has agreed to assume the obligation for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. Buyer is wholly responsible for any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents commissions or other similar payment in connection with this Agreement that has been or will incur and will indemnify and hold Seller harmless from such payment due by or through Seller as a result of the action of Seller or of the Acquired Company.

11.3 EXPENSES - Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Notwithstanding the foregoing in this paragraph, Seller will cause the Acquired Company not to incur any out-of-pocket expenses in excess of Fifty Thousand Dollars ($50,000.00) in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. Buyer agrees to pay twenty thousand dollars on behalf of Seller and/or the Company incurring legal fees in connection with this Share Exchange Agreement.

11.4 PUBLIC ANNOUNCEMENTS - Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing each party shall, and Seller shall cause the Acquired Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Acquired Company' employees, customers, and suppliers and others having dealings with the Acquired Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.5 CONFIDENTIALITY - Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors of Buyer and the Acquired Company to maintain in confidence, and not use to the detriment of another party or the Acquired Company any written information furnished (irrespective of the forms or means of communication) by another party or the Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.6 NOTICES - All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):


         Seller:                    Cromerica Technologies, LLC.
                                    1196 South De Anza Boulevard
                                    San Jose, California  95129
         Attention:                 Mr. Nenad Krtolica

         Facsimile No.:             (408) 861-1046

         With a copy to:            Joseph M. Crabb, Esq.
                                    Squire Sanders & Dempsey, LLP
                                    Two Renaissance Square
                                    40 North Central Avenue, Suite 2700
                                    Phoenix, Arizona  85004

         Facsimile No.:             (602) 253-8129


         Buyer:                     Origin Investment Group, Inc.
                                    Attn:  Omar Rizvi, Esq.
                                    The Water Gardens
                                    1620 26th Street, Third Floor, South Tower
                                    Santa Monica, California  90404

         Facsimile No.:             (310) 546-8093

         With a copy to:            Greenberg Traurig, LLP
                                    Attn:  Spencer G. Feldman, Esq.
                                    200 Park Avenue, 14th Floor
                                    New York, New York  10166

         Facsimile No.:             (212) 801-6400


11.7 JURISDICTION; SERVICE OF PROCESS - Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Santa Clara, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
11.8 FURTHER ASSURANCES - The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.9 WAIVER - The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.10 ENTIRE AGREEMENT AND MODIFICATION - This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated March 15, 2001, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.11 DISCLOSURE LETTER - The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement provided, however, the disclosures may incorporate by reference any other portion of the Disclosure Letter.

11.12 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS - Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer provided Buyer shall continue to be liable for the performance of all its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.13 SEVERABILITY - If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.14 SECTION HEADINGS, CONSTRUCTION - The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.15 TIME OF ESSENCE - With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.16 GOVERNING LAW - This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

11.17 COUNTERPARTS - This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.18 ARBITRATION - The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration in San Jose, California under the American Arbitration Association's Commercial Arbitration Rules then in effect and in accordance with the substantive laws of the State of California. The parties each recognize and consent to the jurisdiction over each of them by the Courts of the State of California. The award of the arbitrator shall be final and binding upon the parties and non-appealable, and judgment may be entered upon such award by any court of competent jurisdiction.

                                                      [[SIGNATURE PAGE FOLLOWS]]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



BUYER:                                               SELLER:

ORIGIN INVESTMENT GROUP, INC.               CROMERICA TECHNOLOGIES, LLC.


By: ___/s/  Omar A. Rizvi________            By:     /s/ Nenad Krtolica
       ------------------                    -----------------------------------
       Omar Rizvi                            Name: Nenad Krtolica
       Chairman of the Board                 Title:   Member




                                             By:___/s/ Boris Krtolica___________
                                                   ------------------
                                             Name:  Boris Krtolica
                                             Title: Member




                                             By:___/s/ Brent Gammon_____________
                                                   ----------------
                                             Name:   Brent Gammon
                                             Title:     Member

                                   SCHEDULE 1


                                   Exhibits to
                            Share Exchange Agreement
                      Between Origin Investment Group, Inc.
                               And Cromerica, Inc.


1.       Exhibit 2.2(B)          -    Form of Series B Convertible Preferred
                                      Stock

2.       Exhibit 2.4(A)          -    Investment & Conversion Agreement

3.       Exhibit 2.4(B)(ii)      -    Seller's General Release

4.       Exhibit 2.4(B)(iii)     -    Mr. Nenad Krtolica's Employment Agreement

5.       Exhibit 2.4(C)(ii)      -    Buyer's Certificate of Representations
                                      and Warranties

6.       Exhibit 2.4(C)(v)       -    Deposit Record to VivoCom, Inc.'s
                                      Bank Account

7.       Exhibit 2.4(C)(vi)      -    Finder's Fee Agreement Naming Martin Wolf
                                      & Associates, plus release from said
                                      Agreement